Exhibit 11

                                               METRIS COMPANIES INC. AND SUBSIDIARIES
                                                 Computation of Earnings Per Share


In thousands, except per-share amounts                         Three Months Ended June 30,            Six Months Ended June 30,
                                                                            2002            2001                 2002          2001
BASIC:

Net (loss) income applicable to common stockholders (1) .            $ (45,768)   $  62,768   $   (2,616)   $ 104,314
                                                                     =========    =========   ==========    =========



Weighted average number of common shares outstanding ....               61,503       62,788       61,844       62,547
Assumed conversion of convertible preferred stock (2) ...                   --       34,845           --       34,570
                                                                     ---------    ---------   ----------    ---------
                                                                        61,503       97,633       61,844       97,117
                                                                     =========    =========   ==========    =========


Net (loss) income per share .............................            $   (0.74)   $    0.64   $    (0.04)   $    1.07


DILUTED:

Net (loss) income applicable to common stockholders (1) .            $ (45,768)   $  62,768   $   (2,616)   $ 104,314
                                                                     =========    =========   ==========    =========


Weighted average number of common shares outstanding ....               61,503       62,788       61,844       62,547
Net effect of assumed exercise of stock options based on
     treasury stock method using average market price (2)                  --         2,208           --        1,938
Assumed conversion of convertible preferred stock (2) ...                  --        34,845           --       34,570
                                                                     ---------    ---------   ----------    ---------
                                                                        61,503       99,841       99,055       61,844
                                                                     =========    =========   ==========    =========

Net (loss) income per share .............................            $   (0.74)   $    0.63   $    (0.04)   $    1.05

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(1)  For the three- and six-month periods ended June 30, 2001, basic and diluted earnings per share are calculated by adding back the Series C convertible preferred dividend of $8.6 million and $17.0 million, respectively. In determining the number of dilutive shares outstanding, the Series C convertible preferred stock is assumed to have been converted into 34.8 million and 34.6 million shares, respectively, at the beginning of the periods.

(2) In accordance with SFAS 128, the earnings per share calculations for the three- and six-month periods ended June 30, 2002 exclude the assumed conversion of the convertible preferred stock and the outstanding stock options as they are anti-dilutive.